State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 10/24/2007
FILED 04:41 PM 10/24/2007
SRV 071150979 - 2405411 FILE

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
Section 253

CERTIFICATE OF OWNERSHIP MERGING

WEBDIGS, INC.

with and into

SELECT VIDEO, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Select Video, Inc., a corporation incorporated on May 25, 1994 (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that the Corporation owns 100% of the capital stock of Webdigs, Inc., a Delaware corporation incorporated on October 23, 2007 ("Webdigs"), and that the Corporation, by a resolution of its board of directors duly adopted at a meeting held on the October 23, 2007, determined to and did merge into itself said Webdigs, Inc., which resolution is in the following words, to wit:

WHEREAS, the Board desires to cause Webdigs to merge with and into the Corporation (the "Merger"), with the Corporation remaining as the surviving corporation to the Merger;

WHEREAS, following the Merger, the Corporation shall succeed to all of the estate, property, rights, privileges and franchises of Webdigs and shall assume all of Webdigs' liabilities and obligations; and

WHEREAS, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the name of Corporation shall be changed to "Webdigs, Inc.";

NOW, THEREFORE, BE IT HEREBY RESOLVED, that Webdigs merge with and into the Corporation, with the Corporation remaining as the surviving corporation to the Merger;

RESOLVED FURTHER, that following the Merger, the Corporation succeed to all of the estate, property, rights, privileges and franchises of Webdigs and assume all of Webdigs' liabilities and obligations;

RESOLVED FURTHER, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the Corporation relinquishes its corporate name and assumes in its place the name "Webdigs, Inc."; and

RESOLVED FURTHER, that the Corporation's officers are hereby authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including without limitation a Certificate of Ownership to be filed with Secretary of State of the State of Delaware (the "Certificate of Ownership"); and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including without limitation filing a Certificate of Ownership with the

Secretary of State of the State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate of Ownership to be signed by an authorized officer this 23rd day of October, 2007.

ROBERT A. BUNTZ, JR.
Chief Executive Officer

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